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                                                                   EXHIBIT 10(F)



                             AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                         THE COLONIAL BANCGROUP, INC.,

                                      AND

                          SOUTHERN BANKING CORPORATION

                                  DATED AS OF

                              FEBRUARY 15, 1996
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                               TABLE OF CONTENTS


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ARTICLE 1 -- NAME

         1.1     Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 2 -- MERGER -- TERMS AND CONDITIONS

         2.1     Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.2     Corporate Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         2.3     Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.4     Resulting Corporation's Officers and Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.5     Shareholder Approval . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.6     Further Acts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.7     Effective Date and Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE 3 -- CONVERSION OF SOUTHERN STOCK

         3.1     Conversion of Southern Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         3.2     Surrender of Southern Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.3     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.4     Adjustments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.5     BancGroup Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         3.6     Dissenting Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

ARTICLE 4 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.2     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         4.3     Financial Statements; Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         4.4     No Conflict with Other Instrument  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.5     Absence of Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.6     Approval of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         4.7     Tax Treatment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.8     Title and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.9     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.10    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.11    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.12    Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.13    Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.14    SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.15    Form S-4 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

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         4.16    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.17    Government Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.18    Absence of Regulatory Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.19    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

ARTICLE 5 -- REPRESENTATIONS, WARRANTIES AND COVENANTS OF SOUTHERN


         5.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.2     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.4     Financial Statements; Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         5.5     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.6     Title and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7     Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.8     Charter and Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.9     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         5.10    Material Contract Defaults . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.11    No Conflict with Other Instrument  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.12    Governmental Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.13    Absence of Regulatory Communications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.14    Absence of Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         5.15    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.16    Pension and Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.17    Buy-Sell Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         5.18    Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.19    Approval of Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.20    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.21    Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.22    Loans; Adequacy of Allowance for Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.23    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.24    Transfer of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.25    Collective Bargaining  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.26    Labor Disputes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         5.27    Derivative Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE 6 -- ADDITIONAL COVENANTS

         6.1     Additional Covenants of BancGroup  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2     Additional Covenants of Southern . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24


ARTICLE 7 -- MUTUAL COVENANTS AND AGREEMENTS

         7.1     Best Efforts; Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.2     Press Release  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

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         7.3     Mutual Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         7.4     Access to Properties and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

ARTICLE 8 -- CONDITIONS TO OBLIGATIONS OF ALL PARTIES

         8.1     Approval by Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         8.2     Regulatory Authority Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.3     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.4     Registration Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.5     Tax Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         8.6     Market Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

ARTICLE 9 -- CONDITIONS TO OBLIGATIONS OF SOUTHERN

         9.1     Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.2     Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.3     Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         9.4     Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.5     Comfort Letter   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.6     Fairness Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.7     NYSE Listing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         9.8     Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 10 -- CONDITIONS TO OBLIGATIONS OF BANCGROUP

         10.1    Representations, Warranties and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.2    Adverse Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.3    Closing Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.4    Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.5    Controlling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.6    Other Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.7    Dissenters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.8    Pooling of Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         10.9    Material Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 11 -- TERMINATION OF REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

ARTICLE 12 -- NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE 13 -- AMENDMENT OR TERMINATION

         13.1    Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         13.2    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         13.3    Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

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ARTICLE 14 -- DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

ARTICLE 15 -- MISCELLANEOUS

         15.1    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.2    Benefit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.3    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.4    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.5    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.6    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         15.7    Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         15.8    Return of Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         15.9    Equitable Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         15.10   Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         15.11   No Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         15.12   Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         15.13   Entire Contract  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

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                             AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER


         THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER is made and entered into as of this the 15th day of February 1996, by and between SOUTHERN BANKING CORPORATION ("Southern"), a Florida corporation, and THE COLONIAL BANCGROUP, INC. ("BancGroup"), a Delaware corporation. This Agreement replaces and supersedes in its entirety the Agreement and Plan of Merger dated as of January 25, 1996 by and between BancGroup and Southern (the "original agreement"), except that whenever a section of this Agreement refers to a Schedule or Exhibit, the Schedule or Exhibit provided with the original agreement in response to the comparable section of the original agreement shall be deemed to have also been provided pursuant to this Agreement.

                                   WITNESSETH

         WHEREAS, Southern operates as a bank holding company for its wholly owned subsidiary, Southern Bank of Central Florida (the "Bank"), with its principal office in Orlando, Florida; and

         WHEREAS, BancGroup is a bank holding company with subsidiary banks in Alabama, Georgia and Tennessee; and

         WHEREAS, Southern wishes to merge with BancGroup; and

         WHEREAS, it is the intention of BancGroup and Southern that such merger shall qualify for federal income tax purposes as a "reorganization" within the meaning of section 368(a) of the Code, as defined herein;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Parties hereto agree as follows:

                                   ARTICLE 1
                                      NAME

         1.1 NAME. The name of the corporation resulting from the Merger shall be "The Colonial BancGroup, Inc."

                                   ARTICLE 2
                         MERGER -- TERMS AND CONDITIONS

         2.1 APPLICABLE LAW. On the Effective Date, Southern shall be merged with and into BancGroup (herein referred to as the "Resulting Corporation" whenever reference is made to it as of the time of merger or thereafter). The Merger shall be undertaken pursuant to the provisions of and with the effect provided in the DGCL and the FBCA. The offices and facilities of Southern and of BancGroup shall become the offices and facilities of the Resulting Corporation.

         2.2 CORPORATE EXISTENCE. On the Effective Date, the corporate existence of Southern and of BancGroup shall, as provided in the DGCL and the FBCA, be merged into and continued in the Resulting Corporation, and the Resulting Corporation shall be deemed to be the same corporation as Southern and BancGroup. All rights, franchises and interests of Southern and BancGroup, respectively, in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Resulting Corporation by virtue of the Merger without any deed or other transfer. The Resulting Corporation on the Effective Date, and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations and all other rights and interests as trustee, executor, administrator, transfer agent and registrar of stocks and bonds, guardian of estates, assignee, and receiver and in every other fiduciary capacity and in every agency, and capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by Southern and BancGroup, respectively, on the Effective Date.

         2.3 ARTICLES OF INCORPORATION AND BYLAWS. On the Effective Date, the certificate of incorporation and bylaws of the Resulting Corporation shall be the restated certificate of incorporation and bylaws of BancGroup as they exist immediately before the Effective Date.

         2.4 RESULTING CORPORATION'S OFFICERS AND BOARD. The board of directors and the officers of the Resulting Corporation on the Effective Date shall consist of those persons serving in such capacities of BancGroup as of the Effective Date.

         2.5 SHAREHOLDER APPROVAL. This Agreement shall be submitted to the shareholders of Southern at the Stockholders Meeting to be held as promptly as practicable consistent with the satisfaction of the conditions set forth in this Agreement. Upon approval by the requisite vote of the shareholders of Southern as required by applicable Law, this Agreement shall become effective as soon as practicable thereafter in the manner provided in section 2.7 hereof.

         2.6 FURTHER ACTS. If, at any time after the Effective Date, the Resulting Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect, confirm or record, in the Resulting Corporation, title to and possession of any property or right of Southern or BancGroup, acquired as a result of the Merger, or (ii) otherwise to carry out the purposes of this Agreement, Southern or BancGroup and its officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm title to, and possession of, such property or rights in the Resulting Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Resulting Corporation are fully authorized in the name of Southern or BancGroup, or otherwise, to take any and all such action.

         2.7 EFFECTIVE DATE AND CLOSING. Subject to the terms of all requirements of Law and the conditions specified in this Agreement, the Merger shall become effective on the date specified in the Certificate of Merger to be issued by the Secretary of State of the State of Delaware (such time being herein called the "Effective Date"). The Closing shall take place at the offices of BancGroup, in Montgomery, Alabama, at 11:00 a.m. on the date that the Effective Date occurs or at such other place and time that the Parties may mutually agree.

                                   ARTICLE 3
                          CONVERSION OF SOUTHERN STOCK

         3.1 CONVERSION OF SOUTHERN STOCK. (a) On the Effective Date, and subject to sections 3.3 and 3.6, each share of common stock of Southern outstanding and held by Southern's shareholders (the "Southern Stock"), shall be converted into .3919 of a share of BancGroup Common Stock (i.e., the "Exchange Ratio"). Shares of Southern common stock that may be issued pursuant to the exercise of options under Southern's stock option plans (the "Southern Options") shall be converted as provided in section 3.1(b).

         (b)(i) Southern shall cancel and exchange all Southern Options outstanding at the Effective Date as to which, at least five days prior to the Effective Date, the holders thereof have consented in writing to the cancellation and conversion thereof. In exchange therefor, Southern shall distribute shares of BancGroup common stock as determined below. BancGroup shall issue such shares of BancGroup common stock to Southern for delivery to the holders of Southern Options on the Effective Date. Notwithstanding the foregoing, Southern Options granted pursuant to the 1989 Employee Incentive Stock Option Plan (the "ISOs") may not be exchanged for shares of BancGroup common stock pursuant to this section but shall be converted into BancGroup options pursuant to section 3.1(b)(ii). The number of shares of BancGroup Common Stock to be issued in exchange for the cancellation of the Southern Options, excluding the ISOs, is set forth in the following table:

                                                                                                      BancGroup Shares
Number of Shares Subject         Exercise Price                    Conversion                         To Be Issued for
To Southern Options              Per Share                         Rate                               Southern Options
------------------------------------------------------------------------------------------------------------------------
      204,000                      $2.92                            .2965                                  60,486

      584,000                      $3.04                            .2926                                 170,878

      230,000                      $4.50                            .2448                                  56,304
------------------------------------------------------------------------------------------------------------------------
    1,018,000                                                                                             287,668
    ---------                                                                                             -------

No fractions of shares of BancGroup Common Stock shall be issued and fractions shall be exchanged for cash in accordance with section 3.3 hereof. As of the date hereof, the number of shares of common stock of Southern outstanding and held of record is 3,362,000 and the number of shares subject to Southern Options, including the ISOs, is 1,112,000. Assuming no Southern Options are exercised prior to the Effective Date, and all Southern Options other than the ISOs are converted in accordance with this section 3.1(b)(i), the number of shares of BancGroup Common Stock to be issued in the Merger shall be 1,605,235.
Schedule 3.1(b) hereto sets forth the names of all persons holding Southern Options, the number of shares of Southern common stock subject to such options and the exercise price per share for such options.

         (b)(ii) On the Effective Date, BancGroup shall assume all Southern Options outstanding as to which the holders thereof have not consented to the cancellation and conversion thereof as provided by section 3.1(b)(i) and each such option shall represent the right to acquire BancGroup Common Stock on substantially the same terms applicable to the Southern Options except as specified below in this section. The number of shares of BancGroup Common Stock to be issued pursuant to such options shall equal the number of shares of Southern common stock subject to such Southern Options multiplied by .3919. The exercise price for the acquisition of BancGroup Common Stock shall be the exercise price for each share of Southern common stock subject to such options divided by .3919. Assuming that none of the holders of the Southern Options consent to the cancellation and conversion thereof as provided by Section 3.1(b)(i), then the Southern Options would be converted into BancGroup Options with the following terms:

Number of                                         Number of
Shares of                                         Shares of
Southern                                          BancGroup
CommonStock                                       Common Stock
Currently                                         to be Subject
Subject to               Current                  to New                    Adjusted
Southern                 Exercise                 BancGroup                 Exercise                  Expiration
Options                  Price                    Options                   Price                     Date
----------------------------------------------------------------------------------------------------------
  268,000                 $2.92                    105,029                   $ 7.45                   March 14, 1999

  584,000                 $3.04                    228,870                   $ 7.76                   April 21, 2003

   30,000                 $3.38                     11,757                   $ 8.62                   March 14, 1999

  230,000                 $4.50                     90,137                   $11.48                   October 5, 2004
---------------------------------------------------------------------------------------------------------------------
1,112,000                                          435,793

Notwithstanding the foregoing, no fractions of shares of BancGroup Common Stock shall be issued upon exercise of such options and any fraction of a share of BancGroup Common Stock that would otherwise be issued upon the exercise of such options shall be converted into cash upon the exercise of such option in an amount equal to the product of such fraction and the difference between the market value of one share of BancGroup Common Stock at the time of exercise of such option and the per share exercise price of such option. The market value of one share of BancGroup Common Stock at the time of exercise of such options shall be the closing sales price of BancGroup Common Stock on the NYSE on the last trading day preceding the date of exercise. As soon as practicable after the Effective Date, BancGroup shall file at its expense a registration statement with the SEC on Form S-8 or other appropriate form with respect to the shares of BancGroup Common Stock to be issued pursuant to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as such options remain outstanding. Such shares shall also be registered or qualified for sale under the securities laws of any state in which registration or qualification is necessary.

         3.2 SURRENDER OF SOUTHERN STOCK. After the Effective Date, each holder of an outstanding certificate or certificates which prior thereto represented shares of Southern Stock who is entitled to receive BancGroup Common Stock shall be entitled, upon surrender to BancGroup of their certificate or certificates representing shares of Southern Stock, to receive in exchange therefor a certificate or certificates representing the number of whole shares of BancGroup Common Stock into and for which the shares of Southern Stock so surrendered shall have been converted, such certificates to be of such denominations and registered in such names as such holder may reasonably request. Until so surrendered and exchanged, each such outstanding certificate which, prior to the Effective Date, represented shares of Southern Stock and which is to be converted into BancGroup Common Stock shall for all purposes evidence ownership of the BancGroup Common Stock into and for which such shares shall have been so converted, except that no dividends or other distributions with respect to such BancGroup Common Stock shall be made until the certificates previously representing shares of Southern Stock shall have been properly tendered.

         3.3 FRACTIONAL SHARES. No fractional shares of BancGroup Common Stock shall be issued, and each holder of shares of Southern Stock having a fractional interest arising upon the conversion of such shares into shares of BancGroup Common Stock shall, at the time of surrender of the certificates previously representing Southern Stock, be paid by BancGroup an amount in cash equal to the market value of such fractional share. For this purpose, "market value" shall mean the average of the closing prices of BancGroup Common Stock on each of the 20 trading days ending on the trading day immediately prior to the Effective Date as reported by the NYSE.

         3.4 ADJUSTMENTS. In the event that prior to the Effective Date BancGroup Common Stock shall be changed into a different number of shares or a different class of shares by reason of any recapitalization or reclassification, stock dividend, combination, stock split, or reverse stock split of the Common Stock, an appropriate and proportionate adjustment shall be made in the number of shares of BancGroup Common Stock into which the Southern Stock and Southern Options shall be converted, and the market values stated in section 8.6 hereof shall be appropriately adjusted.

         3.5 BANCGROUP STOCK. The shares of Common Stock of BancGroup issued and outstanding immediately before the Effective Date shall continue to be issued and outstanding shares of the Resulting Corporation.

         3.6 DISSENTING RIGHTS. Any shareholder of Southern who shall not have voted in favor of this Agreement and who has complied with the applicable procedures set forth in the FBCA, relating to rights of dissenting shareholders, shall be entitled to receive payment for the fair value of his Southern Stock. If after the Effective Date a dissenting shareholder of Southern fails to perfect, or effectively withdraws or loses, his right to appraisal and payment for his shares of Southern Stock, BancGroup shall issue and deliver the consideration to which such holder of shares of Southern Stock is entitled under Section 3.1 (without interest) upon surrender of such holder of the certificate or certificates representing shares of Southern Stock held by him.

                                  ARTICLE 4
           REPRESENTATIONS, WARRANTIES AND COVENANTS OF BANCGROUP

BancGroup represents, warrants and covenants to and with Southern as follows:

         4.1 ORGANIZATION. BancGroup is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. BancGroup has the necessary corporate powers to carry on its business as presently conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually or in the aggregate, have a Material Adverse Effect on the condition (financial or other), earnings, business, affairs, Assets, properties, prospects or results of operations of BancGroup or of BancGroup and its Subsidiaries taken as a whole.

         4.2     CAPITAL STOCK.

                 (a)      The authorized capital stock of BancGroup consists of
(A) 44,000,000 shares of Common Stock, $2.50 par value per share, of which as of September 30, 1995, 12,267,143 shares were validly issued and outstanding, fully paid and nonassessable and are not subject to preemptive rights, and (B) 1,000,000 shares of Preference Stock, $2.50 par value per share, none of which are issued and outstanding. The shares of Common Stock to be issued upon the Merger are duly authorized and, when so issued, will be validly issued and outstanding, fully paid and nonassessable, will have been registered under the 1933 Act, and will have been registered or qualified under the securities laws of all jurisdictions in which such registration or qualification is required, based upon information provided by Southern.

                 (b) The authorized capital stock of each Subsidiary of BancGroup is validly issued and outstanding, fully paid and nonassessable, and each Subsidiary is wholly owned, directly or indirectly, by BancGroup.

         4.3 FINANCIAL STATEMENTS; TAXES. (a) BancGroup has delivered to Southern copies of the following financial statements of BancGroup.

                          (i)     Consolidated balance sheets as of December
31, 1993, and December 31, 1994, and for the nine months ending September 30, 1995;

                          (ii)    Consolidated statements of operations for
each of the three years ended December 31, 1992, 1993 and 1994, and for the nine months ending September 30, 1995;

                          (iii)  Consolidated statements of cash flows for each
of the three years ended December 31, 1992, 1993 and 1994, and for the nine months ending September 30, 1995; and

                          (iv)    Consolidated statements of changes in
shareholders' equity for the three years ended December 31, 1992, 1993 and 1994, and for the nine months ending September 30, 1995.

All such financial statements are in all material respects in accordance with the books and records of BancGroup and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, all as more particularly set forth in the notes to such statements. Each of the consolidated balance sheets presents fairly as of its date the consolidated financial condition of BancGroup and its Subsidiaries. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), BancGroup did not have, as of the dates of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto, other than Liabilities (including reserves) in the amount set forth in such balance sheets and the notes thereto. The statements of consolidated income, shareholders' equity and changes in consolidated financial position present fairly the results of operations and changes in financial position of BancGroup and its Subsidiaries for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of BancGroup for the nine months ended September 30, 1995, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

                 (b) All Tax returns required to be filed by or on behalf of BancGroup have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on said returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 4.3(a) are, to the Knowledge of BancGroup, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign or other Taxes (including any interest or penalties) of BancGroup accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which BancGroup may at said dates have been liable in its own right or as transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of BancGroup, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of BancGroup. BancGroup has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation).

         4.4 NO CONFLICT WITH OTHER INSTRUMENT. The consummation of the transactions contemplated by this Agreement will not result in a breach of or constitute a Default (without regard to the giving of notice or the passage of time) under any material indenture, mortgage, deed of trust or other material agreement or instrument to which BancGroup or any of its Subsidiaries is a party or by which they or their Assets may be bound; will not conflict with any provision of the restated certificate of incorporation or bylaws of BancGroup or the articles of incorporation or bylaws of any of its Subsidiaries; and will not violate any provision of any Law, regulation, judgment or decree binding on them or any of their Assets.

         4.5 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the date of the most recent balance sheet provided under section 4.3(a)(i) above, there have been no events, changes or occurrences which have had or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on BancGroup.

         4.6 APPROVAL OF AGREEMENTS. The board of directors of BancGroup has, or will have prior to the Effective Date, approved this Agreement and the transactions contemplated by it and have, or will have prior to the Effective Date, authorized the execution and delivery by BancGroup of this Agreement. This Agreement constitutes the legal, valid and binding obligation of BancGroup, enforceable against it in accordance with its terms. Approval of this Agreement by the stockholders of BancGroup is not required by applicable law. Subject to the matters referred to in section 8.2, BancGroup has full power, authority and legal right to enter into this Agreement and to consummate the transactions contemplated by this Agreement. BancGroup has no Knowledge of any fact or circumstance under which the appropriate regulatory approvals required by section 8.2 will not be granted without the imposition of material conditions or material delays.

         4.7 TAX TREATMENT. BancGroup has no present plan to sell or otherwise dispose of any of the Assets of Southern, or to liquidate any Subsidiaries, subsequent to the Merger, and BancGroup intends to continue the historic business of Southern.

         4.8 TITLE AND RELATED MATTERS. BancGroup has good and marketable title to all the properties, interests in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 4.3(a), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes of such balance sheet, (ii) liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of BancGroup, the material structures and equipment of BancGroup comply in all material respects with the requirements of all applicable Laws.

         4.9 SUBSIDIARIES. Each Subsidiary of BancGroup has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the jurisdiction of its incorporation and each Subsidiary has been duly qualified as a foreign corporation to transact business and is in good standing under the Laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification and in which the failure to be duly qualified could have a Material Adverse Effect upon

BancGroup and its Subsidiaries considered as one enterprise; each of the banking Subsidiaries of BancGroup has its deposits fully insured by the Federal Deposit Insurance Corporation to the extent provided by the Federal Deposit Insurance Act; and the businesses of the non-bank Subsidiaries of BancGroup are permitted to subsidiaries of registered bank holding companies.

         4.10 CONTRACTS. Neither BancGroup nor any of its Subsidiaries is in violation of its respective certificate of incorporation or by-laws or in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any Contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its property may be bound.

         4.11 LITIGATION. Except as disclosed in or reserved for in BancGroup's financial statements, there is no Litigation before or by any court or Agency, domestic or foreign, now pending, or, to the Knowledge of BancGroup, threatened against or affecting BancGroup or any of its Subsidiaries (nor is BancGroup aware of any facts which could give rise to any such Litigation) which is required to be disclosed in the Registration Statement (other than as disclosed therein), or which is likely to have any Material Adverse Effect or prospective Material Adverse Effect in the condition, financial or otherwise, or in the general affairs, management, stockholders' equity or results of operations of BancGroup and its Subsidiaries considered as one enterprise, or which is likely to materially and adversely affect the properties or Assets thereof or which is likely to materially affect or delay the consummation of the transactions contemplated by this Agreement; all pending legal or governmental proceedings to which BancGroup or any Subsidiary is a party or of which any of their properties is the subject which are not described in the Registration Statement, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not material; and neither BancGroup nor any of its Subsidiaries have any contingent obligations which could be considered material to BancGroup and its Subsidiaries considered as one enterprise which are not disclosed in the Registration Statement as it may be amended or supplemented.

         4.12 COMPLIANCE. BancGroup and its Subsidiaries, in the conduct of their businesses, are to the Knowledge of BancGroup, in material compliance with all material federal, state or local Laws applicable to their or the conduct of their businesses.

         4.13 REGISTRATION STATEMENT. At the time the Registration Statement becomes effective and at the time of the Stockholders' Meeting, the Registration Statement, including the Proxy Statement which shall constitute a part thereof, will comply in all material respects with the requirements of the 1933 Act and the rules and regulations thereunder, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this subsection shall not apply to statements in or omissions from the Proxy Statement made in reliance upon and in conformity with information furnished in writing to BancGroup by Southern or any of its representatives expressly for use in the Proxy

Statement or information included in the Proxy Statement regarding the business of Southern, its operations, Assets and capital.

         4.14 SEC FILINGS. (a) BancGroup has heretofore delivered to Southern copies of BancGroup's: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (ii) 1994 Annual Report to Shareholders; (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995; and (iv) all other reports, registration statements and other documents filed by BancGroup with the SEC since December 31, 1994. Since December 31, 1994, BancGroup has timely filed all reports and registration statements and the documents required to be filed with the SEC under the rules and regulations of the SEC and all such reports and registration statements or other documents have complied in all material respects, as of their respective filing dates and effective dates, as the case may be, with all the applicable requirements of the 1933 Act and the 1934 Act. As of the respective filing and effective dates, none of such reports or registration statements or other documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (b) The documents incorporated by reference into the Registration Statement, at the time they were filed with the SEC, complied in all material respects with the requirements of the 1934 Act and Regulations thereunder and when read together and with the other information in the Registration Statement will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading at the time the Registration Statement becomes effective or at the time of the Stockholders Meeting.

         4.15 FORM S-4. The conditions for use of a registration statement on SEC Form S-4 set forth in the General Instructions on Form S-4 have been or will be satisfied with respect to BancGroup and the Registration Statement.

         4.16 BROKERS. All negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by BancGroup directly with Southern and without the intervention of any other person, either as a result of any act of BancGroup or otherwise in such manner as to give rights to any valid claim against BancGroup for finders fee, brokerage commissions or other like payment.

         4.17 GOVERNMENT AUTHORIZATION. BancGroup and its Subsidiaries have all Permits that, to the Knowledge of BancGroup and its Subsidiaries, are or will be legally required to enable BancGroup or any of its Subsidiaries to conduct their businesses in all material respects as now conducted by each of them.

         4.18 ABSENCE OF REGULATORY COMMUNICATIONS. Neither BancGroup nor any of its Subsidiaries is subject to, or has received during the past three
(3) years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised a material question concerning the condition, financial or otherwise, of such company.

         4.19 DISCLOSURE. No representation or warranty, or any statement or certificate furnished or to be furnished to Southern by BancGroup, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

                                  ARTICLE 5
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF SOUTHERN

         Southern represents, warrants and covenants to and with BancGroup, as follows:

         5.1 ORGANIZATION. Southern is a Florida corporation, and the Bank is a Florida banking corporation and not a member of the Federal Reserve System. Each Southern Company is duly organized, validly existing and in good standing under the respective Laws of its jurisdiction of incorporation and has all requisite power and authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the Assets owned by it or the nature of the business transacted by it requires qualification or in which the failure to qualify could, individually, or in the aggregate, have a Material Adverse Effect on the condition (financial or other) earnings, business, affairs, Assets, properties, prospects or results of operations of Southern or of Southern and its Subsidiaries taken as a whole.

         5.2 CAPITAL STOCK. (i) As of September 30, 1995, the authorized capital stock of Southern consists of 10,000,000 shares of common stock, $1.00 par value per share, 3,362,000 shares of which are issued and outstanding. All of such shares which are outstanding are validly issued, fully paid and nonassessable and not subject to preemptive rights. Southern has 1,112,000 shares of its common stock subject to exercise pursuant to stock options under its stock option plans. Except for the foregoing, Southern does not have any other arrangements or commitments obligating it to issue shares of its capital stock or any securities convertible into or having the right to purchase shares of its capital stock.

         5.3 SUBSIDIARIES. Southern has no direct Subsidiaries other than the Bank, and there are no operating subsidiaries of the Bank. Southern owns all of the issued and outstanding capital stock of the Bank free and clear of any liens, claims or encumbrances of any kind. All of the issued and outstanding shares of capital stock of the Subsidiaries have been validly issued and are fully paid and non-assessable. As of September 30, 1995, there were 1,000,000 shares of the common stock, par value $4.00 per share, authorized of the Bank, 527,778 of which are issued and outstanding and wholly owned by Southern.

         5.4 FINANCIAL STATEMENTS; TAXES (a) Southern has delivered to BancGroup copies of the following financial statements of Southern:

                          (i)     Consolidated statements of financial
condition as of December 31, 1993 and 1994, and for the nine months ending September 30, 1995;

                          (ii)    Consolidated statements of income for each of
the three years ended December 31, 1992, 1993 and 1994, and for the nine months ending September 30, 1995;

                          (iii)   Consolidated statements of stockholders'
equity for each of the three years ended December 31, 1992, 1993, and 1994, and for the nine months ending September 30, 1995; and

                          (iv)    Consolidated statements of cash flows for the
three years ended December 31, 1992, 1993 and 1994, and for the nine months ending September 30, 1995.

         All of the foregoing financial statements are in all material respects in accordance with the books and records of Southern and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, except for changes required by GAAP, all as more particularly set forth in the notes to such statements. Each of such balance sheets presents fairly as of its date the financial condition of Southern. Except as and to the extent reflected or reserved against in such balance sheets (including the notes thereto), Southern did not have, as of the date of such balance sheets, any material Liabilities or obligations (absolute or contingent) of a nature customarily reflected in a balance sheet or the notes thereto, other than Liabilities (including reserves) in the amount set forth in such balance sheets and the notes thereto. The statements of income, stockholders' equity and cash flows present fairly the results of operation, changes in shareholders equity and cash flows of Southern for the periods indicated. The foregoing representations, insofar as they relate to the unaudited interim financial statements of Southern for the nine months ended September 30, 1995, are subject in all cases to normal recurring year-end adjustments and the omission of footnote disclosure.

                 (b) Except as set forth on Schedule 5.4(b), all Tax returns required to be filed by or on behalf of Southern have been timely filed (or requests for extensions therefor have been timely filed and granted and have not expired), and all returns filed are complete and accurate in all material respects. All Taxes shown on said returns to be due and all additional assessments received have been paid. The amounts recorded for Taxes on the balance sheets provided under section 5.4(a) are, to the Knowledge of Southern, sufficient in all material respects for the payment of all unpaid federal, state, county, local, foreign and other Taxes (including any interest or penalties) of Southern accrued for or applicable to the period ended on the dates thereof, and all years and periods prior thereto and for which Southern may at said dates have been liable in its own right or as a transferee of the Assets of, or as successor to, any other corporation or other party. No audit, examination or investigation is presently being conducted or, to the Knowledge of Southern, threatened by any taxing authority which is likely to result in a material Tax Liability, no material unpaid Tax deficiencies or additional liability of any sort have been proposed by any governmental representative and no agreements for extension of time for the assessment of any material amount of Tax have been entered into by or on behalf of Southern.

Southern has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

                 (c) Each Southern Company has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all Tax withholding provisions of applicable federal, state, foreign and local Laws (including without limitation, income, social security and employment Tax withholding for all types of compensation). Each Southern Company is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under section 3406 of the Code.

         5.5     ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth on
Schedule 5.5, since the date of the most recent balance sheet provided under section 5.4(a)(i) above, no Southern Company has

                 (a) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities (whether authorized and unissued or held in the treasury) except shares of common stock issued upon the exercise of Southern Options and shares issued as director's qualifying shares;

                 (b) borrowed or agreed to borrow any funds or incurred, or become subject to, any Liability (absolute or contingent) except borrowings, obligations and Liabilities incurred in the ordinary course of business and consistent with past practice;

                 (c) paid any material obligation or Liability (absolute or contingent) other than current Liabilities reflected in or shown on the most recent balance sheet referred to in section 5.4(a)(i) and current Liabilities incurred since that date in the ordinary course of business and consistent with past practice;

                 (d) declared or made, or agreed to declare or make, any payment of dividends or distributions of any Assets of any kind whatsoever to shareholders, or purchased or redeemed, or agreed to purchase or redeem, any of its outstanding securities;

                 (e) except in the ordinary course of business, sold or transferred, or agreed to sell or transfer, any of its Assets, or canceled, or agreed to cancel, any debts or claims;

                 (f) except in the ordinary course of business, entered or agreed to enter into any agreement or arrangement granting any preferential rights to purchase any of its Assets, or requiring the consent of any party to the transfer and assignment of any of its Assets;

                 (g) suffered any Losses or waived any rights of value which in either event in the aggregate are material considering its business as a whole;

                 (h) except in the ordinary course of business, made or permitted any amendment or termination of any Contract, agreement or license to which it is a party if such amendment or termination is material considering its business as a whole;

                 (i) except in accordance with normal and usual practice, made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee;

                 (j) except in accordance with normal and usual practice, increased the rate of compensation payable to or to become payable to any of its officers or employees or made any material increase in any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for or with any of its officers or employees;

                 (k) received notice or had Knowledge or reason to believe that any of its substantial customers has terminated or intends to terminate its relationship, which termination would have a Material Adverse Effect on its financial condition, results of operations, business, Assets or properties;

                 (l) failed to operate its business in the ordinary course so as to preserve its business intact and to preserve the goodwill of its customers and others with whom it has business relations;

                 (m) entered into any other material transaction other than in the ordinary course of business; or

                 (n) agreed in writing, or otherwise, to take any action described in clauses (a) through (m) above.

         Between the date hereof and the Effective Date, no Southern Company, without the express written approval of BancGroup, will do any of the things listed in clauses (a) through (n) of this section 5.5 except as permitted therein or as contemplated in this Agreement, and no Southern Company will enter into or amend any material Contract without the express written consent of BancGroup. Southern may request the consent of BancGroup to any of the foregoing actions by furnishing BancGroup with a written request which describes the action proposed to be taken by Southern. Such consent shall not be unreasonably withheld. BancGroup shall have a period of 10 days from the date on which it receives such request within which to notify Southern of either its consent or refusal to consent, to the proposed action. BancGroup's failure to respond to any such request within such 10 days period shall be deemed to constitute a consent to the action proposed in Southern's request.

         5.6     TITLE AND RELATED MATTERS.

                 (a) Title. Southern has good and marketable title to all the properties, interest in properties and Assets, real and personal, reflected in the most recent balance sheet referred to in section 5.4(a)(i), or acquired after the date of such balance sheet (except properties, interests and Assets sold or otherwise disposed of since such date, in the ordinary course of business), free and clear of all mortgages, Liens, pledges, charges or encumbrances except (i) mortgages and other encumbrances referred to in the notes to such balance sheet, (ii) Liens for current Taxes not yet due and payable and (iii) such imperfections of title and easements as do not materially detract from or interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair present business operations at such properties. To the Knowledge of Southern, the material structures and equipment of each Southern Company comply in all material respects with the requirements of all applicable Laws.

                 (b) Leases. Schedule 5.6(b) sets forth a list and description of all real and personal property owned or leased by any Southern Company, either as lessor or lessee.

                 (c) Personal Property. Schedule 5.6(c) sets forth a depreciation schedule of each Southern Company's fixed Assets as of December 31, 1994.

                 (d) Computer Hardware and Software. Schedule 5.6(d) contains a description of all agreements relating to data processing computer software and hardware now being used in the business operations of any Southern Company. Southern is not aware of any defects, irregularities or problems with any of its computer hardware or software which renders such hardware or software unable to satisfactorily perform the tasks and functions to be performed by them in the business of any Southern Company.

         5.7 COMMITMENTS. Except as set forth in Schedule 5.7, no Southern Company is a party to any oral or written (i) Contracts for the employment of any officer or employee which is not terminable on 30 days' (or less) notice,
(ii) profit sharing, bonus, deferred compensation, savings, stock option, severance pay, pension or retirement plan, agreement or arrangement, (iii) loan agreement, indenture or similar agreement relating to the borrowing of money by such party, (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection, and guaranties made in the ordinary course of business, (v) consulting or other similar material Contracts, (vi) collective bargaining agreement, (vii) agreement with any present or former officer, director or shareholder of such party, or (viii) other Contract, agreement or other commitment which is material to the business, operations, property, prospects or Assets or to the condition, financial or otherwise, of any Southern Company. Complete and accurate copies of all Contracts, plans and other items so listed have been made or will be made available to BancGroup for inspection.

         5.8 CHARTER AND BYLAWS. Schedule 5.8 contains true and correct copies of the articles of incorporation and bylaws of each Southern Company, including all amendments thereto, as currently in effect. There will be no changes in such articles of incorporation or bylaws prior to the Effective Date, without the prior written consent of BancGroup.

         5.9 LITIGATION. There is no Litigation (whether or not purportedly on behalf of Southern) pending or, to the Knowledge of Southern, threatened against or affecting any

Southern Company (nor is Southern aware of any facts which are likely to give rise to any such Litigation) at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which involves the possibility of any judgment or Liability not fully covered by insurance in excess of a reasonable deductible amount or which may have a Material Adverse Effect on the business operations, properties or Assets or in the condition, financial or otherwise, of any Southern Company, and no Southern Company is in Default with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality, which Default would have a Material Adverse Effect on the business operations, properties or Assets or in the condition, financial or otherwise, of such party. To the Knowledge of Southern, each Southern Company has complied in all material respects with all material applicable Laws and Regulations including those imposing Taxes, or any applicable jurisdiction and of all states, municipalities, other political subdivisions and Agencies, in respect of the ownership of its properties and the conduct of its business, which, if not complied with, would have a Material Adverse Effect in the business operations, properties or Assets or in the condition, financial or otherwise, of any such Southern Company.

         5.10 MATERIAL CONTRACT DEFAULTS. Except as disclosed on Schedule 5.10, no Southern Company is in Default in any material respect under the terms of any material Contract, agreement, lease or other commitment which is or may be, material to the business, operations, properties or Assets, or the condition, financial or otherwise, of such company and, to the Knowledge of Southern, there is no event which, with notice or lapse of time, or both, may be or become an event of Default under any such material Contract, agreement, lease or other commitment in respect of which adequate steps have not been taken to prevent such a Default from occurring.

         5.11 NO CONFLICT WITH OTHER INSTRUMENT. The consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of or constitute a Default under any Contract, indenture, mortgage, deed of trust or other material agreement or instrument to which any Southern Company is a party and will not conflict with any provision of the charter or bylaws of any Southern Company.

         5.12 GOVERNMENTAL AUTHORIZATION. Each Southern Company has all Permits that, to the Knowledge of Southern, are or will be legally required to enable any Southern Company to conduct its business in all material respects as now conducted by each Southern Company.

         5.13    ABSENCE OF REGULATORY COMMUNICATIONS.  Except as provided in
Schedule 5.13, no Southern Company is subject to, nor has any Southern Company received during the past three years, any written communication directed specifically to it from any Agency to which it is subject or pursuant to which such Agency has imposed or has indicated it may impose any material restrictions on the operations of it or the business conducted by it or in which such Agency has raised any material question concerning the condition, financial or otherwise, of such company.

         5.14 ABSENCE OF MATERIAL ADVERSE CHANGE. To the Knowledge of Southern, since the date of the most recent balance sheet provided under section 5.4(a)(i), there have been no events, changes or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on any Southern Company.

         5.15 INSURANCE. Each Southern Company has in effect insurance coverage and bonds with reputable insurers which, in respect to amounts, types and risks insured, management of Southern reasonably believes to be adequate for the type of business conducted by such company. No Southern Company is liable for any material retroactive premium adjustment. All insurance policies and bonds are valid, enforceable and in full force and effect, and no Southern Company has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no Southern Company has been refused any insurance coverage which it has sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums that do not result from any extraordinary loss experience. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to each Southern Company at all times from the date hereof to the Effective Date.

         5.16    PENSION AND EMPLOYEE BENEFIT PLANS.

                 (a) To the Knowledge of Southern, all employee benefit plans of each Southern Company have been established in compliance with, and such plans have been operated in material compliance with, all applicable Laws. Except as set forth in Section 5.16, no Southern Company sponsors or otherwise maintains a "pension plan" within the meaning of section 3(2) of ERISA or any other retirement plan other than the Southern 401(k) plan that is intended to qualify under section 401 of the Code, nor do any unfunded Liabilities exist with respect to any employee benefit plan, past or present. To the Knowledge of Southern, no employee benefit plan, any trust created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction," as defined in section 4975 of the Code, which may have a Material Adverse Effect on the condition, financial or otherwise, of any Southern Company.

                 (b) To the Knowledge of Southern, no amounts payable to any employee of any Southern Company will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code and regulations thereunder.

         5.17 BUY-SELL AGREEMENT. To the Knowledge of Southern, there are no agreements among any of its shareholders granting to any person or persons a right of first refusal in respect of the sale, transfer, or other disposition of shares of outstanding securities by any shareholder of Southern, any similar agreement or any voting agreement or voting trust in respect of any such shares.

         5.18 BROKERS. Except for services provided for Southern by The Carson Medlin Company, all negotiations relative to this Agreement and the transactions contemplated by this Agreement have been carried on by Southern directly with BancGroup and without the intervention of any other person, either as a result of any act of Southern, or otherwise, in such manner as to give rise to any valid claim against Southern for a finder's fee, brokerage commission or other like payment.

         5.19 APPROVAL OF AGREEMENTS. The board of directors of Southern has approved this Agreement and the transactions contemplated by this Agreement and has authorized the execution and delivery by Southern of this Agreement. Subject to the matters referred to in section 8.2, Southern has full power, authority and legal right to enter into this Agreement, and, upon appropriate vote of the shareholders of Southern in accordance with this Agreement, Southern shall have full power, authority and legal right to consummate the transactions contemplated by this Agreement.

         5.20 DISCLOSURE. No representation or warranty, nor any statement or certificate furnished or to be furnished to BancGroup by Southern, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained in this Agreement or in any such statement or certificate not misleading.

         5.21 REGISTRATION STATEMENT. At the time the Registration Statement becomes effective and at the time of the Stockholders Meeting, the Registration Statement, including the Proxy Statement which shall constitute part thereof, will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this section shall only apply to statements in or omissions from the Proxy Statement relating to descriptions of the business of Southern, its Assets, properties, operations, and capital stock or to information furnished in writing by Southern or its representatives expressly for inclusion in the Proxy Statement.

         5.22    LOANS; ADEQUACY OF ALLOWANCE FOR LOAN LOSSES.   All reserves
for loan losses shown on the most recent financial statements furnished by Southern have been calculated in accordance with prudent and customary banking practices and are adequate to reflect the risk inherent in the loans of Southern. Southern has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in such financial statements. Each loan reflected as an Asset on the financial statements of Southern is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Southern does not have in its portfolio any loan exceeding its legal lending limit, and except as disclosed on Schedule 5.22, Southern has no known significant delinquent, substandard, doubtful, loss, nonperforming or problem loans.

         5.23 ENVIRONMENTAL MATTERS. Except as provided in Schedule 5.23, to the Knowledge of Southern, each Southern Company is in material compliance with all Laws and other governmental requirements relating to the generation, management, handling, transportation, treatment, disposal, storage, delivery, discharge, release or emission of any waste, pollution, or toxic, hazardous or other substance (the "Environmental Laws"), and Southern has no Knowledge that any Southern Company has not complied with all regulations and requirements promulgated by the Occupational Safety and Health Administration that are applicable to any Southern Company. To the Knowledge of Southern, there is no Litigation pending or threatened with respect to any violation or alleged violation of the Environmental Laws. To the Knowledge of Southern, with respect to Assets of or owned by any Southern Company, including any Loan Property, (i) there has been no spillage, leakage, contamination or release of any substances for which the appropriate remedial action has not been completed; (ii) no owned or leased property is contaminated with or contains any hazardous substance or waste; and (iii) there are no underground storage tanks on any premises owned or leased by any Southern Company. Southern has no Knowledge of any facts which might suggest that any Southern Company has engaged in any management practice with respect to any of its past or existing borrowers which could reasonably be expected to subject any Southern Company to any Liability, either directly or indirectly, under the principles of law as set forth in United States v. Fleet Factors Corp., 901 F.2d 1550 (11th Cir.
1990) or any similar principles. Moreover, to the Knowledge of Southern, no Southern Company has extended credit, either on a secured or unsecured basis, to any person or other entity engaged in any activities which would require or requires such person or entity to obtain any Permits which are required under any Environmental Law which has not been obtained.

         5.24 TRANSFER OF SHARES. Southern has no Knowledge of any plan or intention on the part of Southern's shareholders to sell or otherwise dispose of any of the BancGroup Common Stock to be received by them in the Merger that would reduce such shareholders' ownership to a number of shares having, in the aggregate, a fair market value of less than fifty (50%) percent of the total fair market value of Southern common stock outstanding immediately before the Merger.

         5.25 COLLECTIVE BARGAINING. There are no labor contracts, collective bargaining agreements, letters of undertakings or other arrangements, formal or informal, between any Southern Company and any union or labor organization covering any of any Southern Company's employees and none of said employees are represented by any union or labor organization.

         5.26 LABOR DISPUTES. To the Knowledge of Southern, each Southern Company is in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours. No Southern Company is or has been engaged in any unfair labor practice, and, to the Knowledge of Southern, no unfair labor practice complaint against any Southern Company is pending before the National Labor Relations Board. Relations between management of each Southern Company and the employees are amicable and there have not been, nor to the

Knowledge of Southern, are there presently, any attempts to organize employees, nor to the Knowledge of Southern, are there plans for any such attempts.

         5.27 DERIVATIVE CONTRACTS. No Southern Company is a party to or has agreed to enter into a swap, forward, future, option, cap, floor or collar financial contract, or any other interest rate or foreign currency protection contract or derivative security not included in Southern's financial statements delivered under section 5.4 hereof which is a financial derivative contract (including various combinations thereof).

                                  ARTICLE 6
                            ADDITIONAL COVENANTS

         6.1 ADDITIONAL COVENANTS OF BANCGROUP. BancGroup covenants to and with Southern as follows:

                 (a) Registration Statement and Other Filings. BancGroup shall prepare and file with the SEC the Registration Statement on Form S-4 (or such other form as may be appropriate) and all amendments and supplements thereto, in form reasonably satisfactory to Southern and its counsel, with respect to the Common Stock to be issued pursuant to this Agreement. BancGroup shall use reasonable good faith efforts to prepare all necessary filings with any Agencies which may be necessary for approval to consummate the transactions contemplated by this Agreement.

                 (b) Blue Sky Permits. BancGroup shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities Law or "blue sky" Permits and approvals required to carry out the transactions contemplated by this Agreement.

                 (c) Financial Statements.  BancGroup shall furnish to
Southern:

                          (i)     As soon as practicable and in any event
within forty-five (45) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of BancGroup for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of BancGroup as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

                          (ii)    Promptly upon receipt thereof, copies of all
audit reports submitted to BancGroup by independent auditors in connection with each annual, interim or special audit of the books of BancGroup made by such accountants;

                          (iii)   As soon as practicable, copies of all such
financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as BancGroup may file with the SEC or any other Agency; and

                          (iv)    With reasonable promptness, such additional
financial data as Southern may reasonably request.

                 (d) No Control of Southern by BancGroup. Notwithstanding any other provision hereof, until the Effective Date, the authority to establish and implement the business policies of Southern shall continue to reside solely in Southern's officers and board of directors.

                 (e) Listing. Prior to the Effective Date, BancGroup shall use its reasonable efforts to list the shares of BancGroup Common Stock to be issued in the Merger on the NYSE or other quotations system on which such shares are primarily traded.

                 (f) Employee Benefit Matters. On the Effective Date, all employees of any Southern Company shall, at BancGroup's option, either became employees of the Resulting Corporation or its Subsidiaries or be entitled to severance benefits in accordance with Colonial Bank's severance policy as of the date of this Agreement. All employees of any Southern Company who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be entitled, to the extent permitted by applicable Law, to participate in all benefit plans of Colonial Bank to the same extent as Colonial Bank employees. Employees of any Southern Company who become employees of the Resulting Corporation or its Subsidiaries shall be allowed to participate as of the Effective Date in the medical and dental benefits plan of Colonial Bank as new employees of Colonial Bank, and the time of employment of such employees who are employed at least 30 hours per week with any Southern Company shall be counted as employment under such dental and medical plans of Colonial Bank for purposes of calculating any 30 day waiting period and pre-existing condition limitations. To the extent permitted by applicable Law, the period of service with the appropriate Southern Company of all employees who become employees of the Resulting Corporation or its Subsidiaries on the Effective Date shall be recognized only for vesting and eligibility purposes under Colonial Bank's benefit plans. In addition, if the Effective Date falls within an annual period of coverage under any group health plan or group dental plan of the Resulting Corporation and its Subsidiaries, each such Southern Company employee shall be given credit for covered expenses paid by that employee under comparable employee benefit plans of the Southern Company during the applicable coverage period through the Effective Date towards satisfaction of any annual deductible limitation and out-of-pocket maximum that may apply under that group health plan or group dental plan of the Resulting Corporation and its Subsidiaries.

         (g)     Indemnification; Directors and Officers Insurance

                 (i) From and after the Effective Date, BancGroup shall indemnify and advance costs and expenses (including reasonable attorneys fees, disbursements and expenses) and hold harmless each present and former director and/or officer of Southern or its Subsidiaries determined as of the Effective Date (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages, settlements or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a "Claim"), arising out of or pertaining to matters existing or occurring at or prior to the Effective Date, whether asserted or claimed prior to, at or after the

Effective Date to the fullest extent that Southern would have been required under Florida law and its Articles of Incorporation or Bylaws in effect on the date hereof, to indemnify such person (and also advance expenses as incurred to the fullest extent permitted under applicable law).

                 (ii) Any Indemnified Party wishing to claim indemnification under Section 6.1 (i) shall notify BancGroup within forty-five (45) days of the Indemnified Party's receipt of a notice of any Claim, but the failure to so notify shall not relieve BancGroup of any liability it may have to such Indemnified Party if such failure does not materially prejudice the Indemnifying Party. In the event of any claim (whether arising before or after the Effective Date), (i) BancGroup shall have the right to assume the defense thereof, and BancGroup shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if BancGroup elects not to assume such defense, or counsel for the indemnified Parties advises that there are issues which raise conflicts of interest between BancGroup and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BancGroup shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties promptly after statements therefore are received; provided, however, that BancGroup shall be obligated pursuant to this paragraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties will present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and
(iii) and BancGroup shall not be liable for any settlement effected without its prior written consent which shall not be unreasonably withheld. If such indemnity with any respect to any Indemnified Party is unenforceable against BancGroup, then BancGroup and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits.

                 (iii) For a period of four (4) years after the Effective Date, BancGroup shall cause to be maintained in effect the current policies with directors and officers liability insurance maintained by Southern (provided that BancGroup may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such directors and officers and provided that the deductible amount on BancGroup's policies may be higher than that for existing Southern policies) with respect to claims arising from facts or events which occurred before the Effective Date, provided that such policies may be maintained at a cost that is comparable to the cost of such policies as of the date of this Agreement.

                 (iv) If BancGroup or any of its successors and assigns, (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of BancGroup and its Subsidiaries shall assume the obligations set forth in this section.

                 (v) The provisions of this Section 6.1(g) are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party's heirs and representatives.

         6.2 ADDITIONAL COVENANTS OF SOUTHERN. Southern covenants to and with BancGroup as follows:

                 (a) Operations. Southern will conduct its business and the business of each Southern Company in a proper and prudent manner and will use its best efforts to maintain its relationships with its depositors, customers and employees. No Southern Company will engage in any material transaction outside the ordinary course of business or make any material change in its accounting policies or methods of operation, nor will Southern permit the occurrence of any change or event which would render any of the representations and warranties in Article 5 hereof untrue in any material respect at and as of the Effective Date with the same effect as though such representations and warranties had been made at and as of such Effective Date. Southern may request the consent of BancGroup to any of the foregoing actions by furnishing BancGroup with a written request which describes the action proposed to be taken by Southern. Such consent shall not be unreasonably withheld. BancGroup shall have a period of 10 days from the date on which it receives such request within which to notify Southern of either its consent or refusal to consent, to the proposed action. BancGroup's failure to respond to any such request within such 10 day period shall be deemed to constitute a consent to the action proposed in Southern's request.

                 (b) Stockholders Meeting; Best Efforts. Southern will cause the Stockholders Meeting to be held for the purpose of approving the Merger as soon as practicable after the effective date of the Registration Statement, and will use its best efforts to bring about the transactions contemplated by this Agreement, including stockholder approval of this Agreement, as soon as practicable unless this Agreement is terminated as provided herein.

                 (c) Prohibited Negotiations. Until the termination of this Agreement, neither Southern nor any of Southern's directors or officers (or any person representing any of the foregoing) shall solicit or encourage inquiries or proposals with respect to, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or of a substantial portion of the Assets of, or of a substantial equity interest in, Southern or any business combination involving Southern or any Southern Company other than as contemplated by this Agreement. Southern will notify BancGroup immediately if any such inquiries or proposals are received by Southern, if any such information is requested from Southern, or if any such negotiations or discussions are sought to be initiated with Southern, and Southern shall instruct Southern's officers, directors, agents or affiliates or their subsidiaries to refrain from doing any of the above; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Southern from fulfilling his fiduciary duty or from taking any action that is required by Law.

                 (d) Director Recommendation. The members of the Board of Directors of Southern agree to support publicly the Merger, provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of Southern from fulfilling his fiduciary duty or from taking any action that is required by Law.

                 (e) Shareholder Voting. Southern shall on the date of execution of this Agreement obtain an agreement from certain of its shareholders substantially in the form set forth in Exhibit A.

                 (f)      Financial Statements.  Southern shall furnish to
BancGroup:

                 (i) As soon as practicable and in any event within 30 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations of Southern for such period and for the period beginning at the commencement of the fiscal year and ending at the end of such quarterly period, and a consolidated statement of financial condition of Southern as of the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding periods ending in the preceding fiscal year, subject to changes resulting from year-end adjustments;

                 (ii) Promptly upon receipt thereof, copies of all audit reports submitted to Southern by independent auditors in connection with each annual, interim or special audit of the books of Southern made by such accountants;

                 (iii) As soon a practicable, copies of all such financial statements and reports as it shall send to its stockholders and of such regular and periodic reports as Southern may file with the SEC or any other Agency; and

                 (iv) With reasonable promptness, such additional financial data as the BancGroup may reasonably request.

                                  ARTICLE 7
                       MUTUAL COVENANTS AND AGREEMENTS

         7.1 BEST EFFORTS; COOPERATION. Subject to the terms and conditions herein provided, BancGroup and Southern each agrees to use its best efforts promptly to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise, including, without limitation, promptly making required deliveries of stockholder lists and stock transfer reports and attempting to obtain all necessary Consents and waivers and regulatory approvals, to consummate and make effective, as soon as practicable, the transactions contemplated by this Agreement. The officers of each Party to this Agreement shall fully cooperate with officers and employees, accountants, counsel and other representatives of the other Parties not only in fulfilling the duties hereunder of the Party of which they are officers but also in assisting, directly or through direction of employees and other persons under their supervision or control, such as stock transfer agents for the Party, the other Parties requiring information which is reasonably available from such Party.

         7.2 PRESS RELEASE. Each Party hereto agrees that, unless approved by the other Parties in advance, such Party will not make any public announcement, issue any press release or other publicity or confirm any statements by any person not a party to this Agreement concerning the transactions contemplated hereby. Notwithstanding the foregoing, each Party hereto reserves the right to make any disclosure if such Party, in its reasonable discretion, deems such disclosure required by Law. In that event, such Party shall provide to the other Party the text of such disclosure sufficiently in advance to enable the other Party to have a reasonable opportunity to comment thereon.

         7.3 MUTUAL DISCLOSURE. Each Party hereto agrees to promptly furnish to each other Party hereto its public disclosures and filings not precluded from disclosure by Law including but not limited to call reports, Form 8-K, Form 10-Q and Form 10-K filings, Y-2 applications, reports on Form Y-6, quarterly or special reports to shareholders, Tax returns, Form S-8 registration statements and similar documents.

         7.4 ACCESS TO PROPERTIES AND RECORDS. Each Party hereto shall afford the officers and authorized representatives of each of the other Parties full access to the Assets, books and records of such Party in order that such other Parties may have full opportunity to make such investigation as they shall desire of the affairs of such Party and shall furnish to such Parties such additional financial and operating data and other information as to its businesses and Assets as shall be from time to time reasonably requested.


                                  ARTICLE 8
                  CONDITIONS TO OBLIGATIONS OF ALL PARTIES

         The obligations of BancGroup and Southern to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction, in the sole discretion of the Party relying upon such conditions, on or before the Effective Date of all the following conditions, except as such Parties may waive such conditions in writing:

         8.1     APPROVAL BY SHAREHOLDERS.    At the Stockholders Meeting, this
Agreement and the matters contemplated by this Agreement shall have been duly approved by the vote of the holders of not less than the requisite number of the issued and outstanding voting securities of Southern as is required by applicable Law and Southern's articles of incorporation and by-laws.

         8.2     REGULATORY AUTHORITY APPROVAL.    Orders, Consents and
approvals, in form and substance reasonably satisfactory to BancGroup and Southern shall have been entered by the Board of Governors of the Federal Reserve System and other appropriate bank regulatory Agencies (i) granting the authority necessary for the consummation of the transactions contemplated by this Agreement and (ii) satisfying all other requirements prescribed by Law.

         8.3 LITIGATION. There shall be no pending or threatened Litigation in any court or any pending or threatened proceeding by any governmental commission, board or Agency, with a view to seeking or in which it is sought to restrain or prohibit consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Agency shall be pending or threatened which might result in any such suit, action or other proceeding.

         8.4 REGISTRATION STATEMENT. The Registration Statement shall be effective under the 1933 Act and no stop order suspending the effectiveness of the Registration Statement shall be in effect; no proceedings for such purpose, or under the proxy rules of the SEC or any bank regulatory authority pursuant to the 1934 Act, as amended, and with respect to the transactions contemplated hereby, shall be pending before or threatened by the SEC or any bank regulatory authority; and all approvals or authorizations for the offer of BancGroup Common Stock shall have been received or obtained pursuant to any applicable state securities Laws, and no stop order or proceeding with respect to the transactions contemplated hereby shall be pending or threatened under any such state Law.

         8.5 TAX OPINION. An opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, shall have been received by Southern and BancGroup in form and substance reasonably satisfactory to Southern and BancGroup to the effect that (i) the Merger will constitute a "reorganization" within the meaning of section 368 of the Code; (ii) no gain or loss will be recognized by Southern or BancGroup; (iii) no gain or loss will be recognized to the stockholders of Southern who receive shares of BancGroup Common Stock;
(iv) the basis of the BancGroup Common Stock received in the Merger will be equal to the basis of the shares of Southern common stock exchanged in the Merger; (v) the holding period of the BancGroup Common Stock will include the holding period of the shares of Southern common stock exchanged therefor if such shares of Southern common stock were capital assets in the hands of the exchanging Southern stockholder; and (vi) cash received by a Southern stockholder in lieu of a fractional share interest of BancGroup Common Stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of BancGroup Common Stock which he would otherwise be entitled to receive and will qualify as capital gain or loss (assuming Southern common stock was a capital asset in his hands as of the Effective Date).

         8.6 MARKET VALUE. The average of the closing prices as reported by the NYSE of BancGroup Common Stock for the period of 20 consecutive trading days ending on the trading day immediately preceding the Effective Date shall not be less than $24.625 or greater than $36.625.

                                  ARTICLE 9
                    CONDITIONS TO OBLIGATIONS OF SOUTHERN

         The obligations of Southern to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction on or before the Effective Date of all the following conditions except as Southern may waive such conditions in writing:

         9.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation made by or on behalf of Southern, all representations and warranties of BancGroup contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of such Effective Date, and BancGroup shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

         9.2     ADVERSE CHANGES.    There shall have been no changes after the
date of the most recent balance sheet provided under section 4.3(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition or affairs of BancGroup which in their total effect constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of BancGroup or which would impair the rights of Southern or its stockholders pursuant to this Agreement.

         9.3 CLOSING CERTIFICATE. In addition to any other deliveries required to be delivered hereunder, Southern shall have received a certificate from the President or a Vice President and from the Secretary or Assistant Secretary of BancGroup dated as of the Closing certifying that:

                 (a) the Board of Directors of BancGroup has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

                 (b) each person executing this Agreement on behalf of BancGroup is an officer of BancGroup holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

                 (c) the certificate of incorporation and bylaws of BancGroup referenced in section 4.4 hereof remain in full force and effect;

                 (d) such persons have no knowledge of a basis for any material claim, in any court or before any Agency or arbitration and or otherwise against, by or affecting BancGroup or the business, prospects, condition (financial or otherwise), or Assets of BancGroup or which would prevent the performance of this Agreement or the transactions contemplated by this Agreement or declare the same unlawful or cause the recision thereof;

                 (e) to such persons' knowledge, the Proxy Statement delivered to Southern's stockholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made (it being understood that such persons need not express a statement as to information concerning or provided by Southern for inclusion in such Proxy Statement); and

                 (f) the conditions set forth in this Article 9 insofar as they relate to BancGroup have been satisfied.

         9.4 OPINION OF COUNSEL. Southern shall have received an opinion of Miller, Hamilton, Snider & Odom, L.L.C., counsel to BancGroup, dated as of the Closing, in form reasonably satisfactory to Southern, as to matters set forth in Exhibit B hereto.

         9.5 COMFORT LETTER. Southern shall have received from Coopers & Lybrand, L.L.P., comfort letters dated the date of the mailing of the Proxy Statement and the

Effective Date, covering matters customary in transactions such as the Merger, and in form and substance reasonably satisfactory to Southern.

         9.6 FAIRNESS OPINION. Southern shall have received prior to the mailing of the Proxy Statement from The Carson Medlin Company a letter setting forth its opinion that the consideration to be received by the shareholders of Southern under the terms of this Agreement is fair to them from a financial point of view.

         9.7 NYSE LISTING. The shares of BancGroup Common Stock to be issued under this Agreement shall have been approved for listing on the NYSE.

         9.8 OTHER MATTERS. There shall have been furnished to such counsel for Southern certified copies of such corporate records of BancGroup and copies of such other documents as such counsel may reasonably have requested for such purpose.

                                 ARTICLE 10
                   CONDITIONS TO OBLIGATIONS OF BANCGROUP

         The obligations of BancGroup to cause the transactions contemplated by this Agreement to be consummated shall be subject to the satisfaction by Southern on or before the Effective Date of the following conditions except as BancGroup may waive such conditions in writing:

         10.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. Notwithstanding any investigation made by or on behalf of BancGroup, all representations and warranties of Southern contained in this Agreement shall be true in all material respects on and as of the Effective Date as if such representations and warranties were made on and as of the Effective Date, and Southern shall have performed in all material respects all agreements and covenants required by this Agreement to be performed by it on or prior to the Effective Date.

         10.2 ADVERSE CHANGES. There shall have been no changes after the date of the most recent balance sheet provided under section 5.4(a)(i) hereof in the results of operations (as compared with the corresponding period of the prior fiscal year), Assets, Liabilities, financial condition, or affairs of Southern which constitute a Material Adverse Effect, nor shall there have been any material changes in the Laws governing the business of Southern which would impair BancGroup's rights pursuant to this Agreement.

         10.3 CLOSING CERTIFICATE. In addition to any other deliveries required to be delivered hereunder, BancGroup shall have received a certificate from the President or Vice President and from the Secretary or Assistant Secretary of Southern dated as of the Closing certifying that:

                 (a) the Board of Directors of Southern has duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of this

Agreement and authorizing the consummation of the transactions contemplated by this Agreement and such resolutions have not been amended or modified and remain in full force and effect;

                 (b) the shareholders of Southern have duly adopted resolutions (copies of which shall be attached to such certificate) approving the substantive terms of the Merger and the transactions contemplated thereby and such resolutions have not been amended or modified and remain in full force and effect;

                 (c) each person executing this Agreement on behalf of Southern is an officer of Southern holding the office or offices specified therein and the signature of each person set forth on such certificate is his or her genuine signature;

                 (d) the charter documents of Southern and the Bank referenced in section 5.8 hereof were in full force and effect and have not been amended or modified since the date hereof;

                 (e) to such persons' knowledge, the Proxy Statement delivered to Southern's stockholders, or any amendments or revisions thereto so delivered, as of the date thereof, did not contain or incorporate by reference any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading in light of the circumstances under which they were made (it being understood that such persons need only express a statement as to information concerning or provided by Southern for inclusion in such Proxy Statement); and

                 (f) the conditions set forth in this Article 10 insofar as they relate to Southern have been satisfied.

         10.4 OPINION OF COUNSEL. BancGroup shall have received an opinion of Shutts & Bowen, counsel to Southern, dated as of the Closing, in form reasonably satisfactory to BancGroup, as to matters set forth in Exhibit C hereto.

         10.5    CONTROLLING SHAREHOLDERS.    Each shareholder of Southern
who may be an "affiliate" of Southern, within the meaning of Rule 145 of the general rules and regulations under the 1933 Act shall have executed and delivered an agreement satisfactory to BancGroup to the effect that such person shall not make a "distribution" (within the meaning of Rule 145) of the Common Stock which he receives upon the Effective Date and that such Common Stock will be held subject to all applicable provisions of the 1933 Act and the rules and regulations of the SEC thereunder. The agreement will also provide that no affiliate of Southern will sell or otherwise reduce such affiliate's risk relative to any shares of BancGroup Common Stock received in the Merger until financial results concerning at least 30 days of post-Merger combined operations have been published. Southern recognizes and acknowledges that Common Stock issued to such persons may bear a legend evidencing the agreement described above.

         10.6 OTHER MATTERS. There shall have been furnished to counsel for BancGroup certified copies of such corporate records of Southern and copies of such other documents as such counsel may reasonably have requested for such purpose.

         10.7 DISSENTERS. The number of shares as to which shareholders of Southern have exercised dissenters rights of appraisal under section 3.6 does not exceed 10% of the outstanding shares of common stock of Southern.

         10.8 POOLING OF INTERESTS. BancGroup shall have received the written opinion of Coopers & Lybrand, L.L.P., that the Merger will qualify for the pooling of interests method of accounting under generally accepted accounting principles.

         10.9 MATERIAL EVENTS. There shall have been no determination by the board of directors of BancGroup that the transactions contemplated by this Agreement have become impractical because of any state of war or declaration of a banking moratorium in the United States.

                                 ARTICLE 11
                TERMINATION OF REPRESENTATIONS AND WARRANTIES

         All representations and warranties provided in Articles 4 and 5 of this Agreement or in any closing certificate pursuant to Articles 9 and 10 shall terminate and be extinguished at and shall not survive the Effective Date. All covenants, agreements and undertakings required by this Agreement to be performed by any Party hereto following the Effective Date shall survive such Effective Date and be binding upon such Party. If the Merger is not consummated, all representations, warranties, obligations, covenants, or agreements hereunder or in any certificate delivered hereunder relating to the transaction which is not consummated shall be deemed to be terminated or extinguished except that Section 7.2, Article 11, Article 15 and any applicable definitions of Article 14, shall survive. Items disclosed in the Exhibits and Schedules attached hereto are incorporated into this Agreement and form a part of the representations, warranties, covenants or agreements to which they relate. Information provided in such Exhibits and Schedules is provided only in response to the specific section of this Agreement which calls for such information.

                                 ARTICLE 12
                                   NOTICES

         All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time given or mailed, first class postage prepaid:

                 (a) If to Southern to Charles W. Brinkley, Jr. President and CEO, Southern Banking Corporation, 201 East Pine Street, Orlando, Florida 32801, facsimile (407) 481-9879, with copies to Rod Jones, Esq., Shutts & Bowen, Suite 1000, 20 North Orange Avenue, Orlando, Florida 32801, facsimile
(407) 425-8316, or as may otherwise be specified by Southern in writing to BancGroup.

                 (b) If to BancGroup, to W. Flake Oakley, IV, One Commerce Street, Suite 800, Montgomery, Alabama, 36104, facsimile (334) 240-6040, with a copy to Michael D. Waters, Miller, Hamilton, Snider & Odom, One Commerce Street, Suite 802, Montgomery, Alabama 36104, facsimile (334) 265-4533, or as may otherwise be specified in writing by BancGroup to Southern.

                                 ARTICLE 13
                          AMENDMENT OR TERMINATION

         13.1 AMENDMENT. This Agreement may be amended by the mutual consent of BancGroup and Southern before or after approval of the transactions contemplated herein by the shareholders of Southern.

         13.2 TERMINATION. This Agreement may be terminated at any time prior to or on the Effective Date whether before or after action thereon by the shareholders of Southern, as follows:

                 (a) by the mutual consent of the respective boards of directors of Southern and BancGroup;

                 (b) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach and which breach would provide the non-breaching Party the ability to refuse to consummate the Merger under the standard set forth in section 10.1 of this Agreement in the case of BancGroup and section 9.1 of this Agreement in the case of Southern;

                 (c) by the board of directors of either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching Party of such breach, or if any of the conditions to the obligations of such Party contained in this Agreement shall not have been satisfied in full;

                 (d) by the board of directors of either BancGroup or Southern if all transactions contemplated by this Agreement shall not have been consummated on or prior to September 30, 1996, if the failure to consummate the transactions provided for in this Agreement on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this section 13.2(d); or

                 (e) by the board of directors of either BancGroup or Southern if the average of the closing prices of the BancGroup Common Stock reported by the NYSE for the 20 consecutive trading days ending on the trading day immediately proceeding the Effective Date shall be less than $24.625 or greater than $36.625.

         13.3 DAMAGES. In the event of termination pursuant to section 13.2, Southern and BancGroup shall not be liable for damages for any breach of warranty or representation contained in this Agreement made in good faith, and, in that case, the expenses incurred shall be borne as set forth in section 15.1 hereof.

                                 ARTICLE 14

                                 DEFINITIONS

                 (a) The following terms, which are capitalized in this Agreement, shall have the meanings set forth below for the purpose of this
Agreement:

Agencies                            Shall mean, collectively, the Federal Trade
                                    Commission, the United States Department of
                                    Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit
                                    Insurance Corporation, the Office of Thrift
                                    Supervision, all state regulatory agencies having jurisdiction over the Parties and their respective Subsidiaries, HUD, the VA, the FHA, the GNMA, the FNMA, the FHLMC, the NYSE, and the SEC.

Agreement                           Shall mean this Amended and Restated Agreement and
                                    Plan of Merger and the Exhibits and Schedules
                                    delivered pursuant hereto and incorporated herein
                                    by reference.

Assets                              Of a Person shall mean all of the assets,
                                    properties, businesses and rights of such
                                    Person of every kind, nature, character and
                                    description, whether real, personal or mixed,
                                    tangible or intangible, accrued or contingent,
                                    or otherwise relating to or utilized in such
                                    Person's business, directly or indirectly, in
                                    whole or in part, whether or not carried on the
                                    books and records of such Person, and whether
                                    or not owned in the name of such Person or any
                                    Affiliate of such Person and wherever located.

BancGroup                           The Colonial BancGroup, Inc., a Delaware
                                    corporation with its principal offices in
                                    Montgomery, Alabama.


Bank                                Southern Bank of Central Florida, a Florida banking corporation.

Closing                             The closing of the transactions contemplated hereby as described in section
                                    2.7 of this Agreement.

Code                                The Internal Revenue Code of 1986, as amended.

Common Stock                        BancGroup's Common Stock authorized and defined in the restated certificate of incorporation of BancGroup, as amended.

Consent                             Any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.


Contract                            Any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

Default                             Shall mean (i) any breach or violation of or default under any Contract, Order or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any
                                    Contract, Order or Permit.

DGCL                                The Delaware General Corporation Law.

Effective Date                      Means the date and time at which the Merger becomes effective as defined in section 2.7 hereof.

Environmental Laws                  Means the laws, regulations and governmental requirements referred to in section 5.23 hereof.

ERISA                               The Employee Retirement Income Security Act of 1974, as amended.

Exchange Ratio                      The ratio of the number of shares of BancGroup Common Stock to be issued for one share of Southern Stock, as defined in section 3.1(a).

Exhibits                            A through C, inclusive, shall mean the Exhibits so marked, copies of which are attached to this Agreement.  Such Exhibits are hereby incorporated by reference herein and made a part hereof, and may be referred to in this
                                    Agreement and any other related instrument or document without being attached hereto.

FBCA                                The Florida Business Corporation Act

Knowledge                           Means the actual knowledge of the Chairman, President, Chief Financial
                                    Officer, Chief Accounting Officer, Chief Credit Officer, General Counsel or
                                    any Senior or Executive Vice President of BancGroup, in the case of knowledge of BancGroup, or of Southern and the Bank, in the case of knowledge of Southern.

Law                                 Any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted or enforced by any Agency.

Liability                           Any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), deficiency, guaranty or endorsement of or by any
                                    Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

Lien                                Any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than
                                    (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and
                                    (iii) Liens in the form of easements and restrictive covenants on real property which do not materially adversely affect the use of such property by the current owner thereof.

Litigation                          Any action, arbitration, complaint, criminal prosecution, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding relating to or affecting a Party, its business, its Assets
                                    (including Contracts related to it), or the transactions contemplated by this
                                    Agreement.

Loan Property                       Any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the


                                    context, includes the owner or operator of such property, but only with respect to such property.

Loss                                Any and all direct or indirect payments, obligations, recoveries, deficiencies, fines, penalties, interest, assessments, losses, diminution in the value of Assets, damages, punitive, exemplary or consequential damages
                                    (including, but not limited to, lost income and profits and interruptions of business), liabilities, costs, expenses (including without limitation, reasonable attorneys' fees and expenses, and consultant's fees and other costs of defense or investigation), and interest on any amount payable to a third party as a result of the foregoing.

material                            For purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

Material Adverse Effect             On a Party shall mean an event, change or occurrence which has a material adverse impact on (i) the financial position, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii)  the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement provided that "material adverse impact" shall not be deemed to include the impact of (x) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (y) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks and their holding companies, and (z) the Merger and compliance with the provisions of this Agreement on the operating performance of the Parties.

Merger                              The merger of Southern with BancGroup as contemplated in this Agreement.

NYSE                                The New York Stock Exchange.

Order                               Any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other


                                    court, arbitrator, mediator, tribunal, administrative agency or Agency.

Party                               Shall mean Southern or BancGroup, and "Parties" shall mean both Southern and
                                    BancGroup.

Permit                              Any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

Person                              A natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

Proxy Statement                     The proxy statement used by Southern to solicit the approval of its stockholders of the transactions contemplated by this Agreement, which shall include the prospectus of BancGroup relating to the issuance of the BancGroup
                                    Common Stock to the shareholders of Southern.

Registration Statement              The registration statement on Form S-4, or such other appropriate form, to be filed with the SEC by BancGroup, and which has been agreed to by Southern, to register the shares of BancGroup Common Stock offered to stockholders of the
                                    Bank pursuant to this Agreement, including the Proxy Statement.

Resulting Corporation               BancGroup, as the surviving corporation resulting from the Merger.

SEC                                 United States Securities and Exchange Commission.

Southern                            Southern Banking Corporation, a Florida corporation.

Southern Company                    Shall mean Southern the Bank, any Subsidiary of Southern or the Bank, or any
                                    person or entity acquired as a Subsidiary of Southern or the Bank in the future and owned by Southern at the Effective Date.


Southern Options                    Options respecting the issuance of Southern common stock pursuant to
                                    Southern's stock option plans.

Southern Stock                      Shares of Common stock, par value $1.00 per share, of Southern.

Stockholders Meeting                The special meeting of stockholders of Southern called to approve the transactions contemplated by this Agreement.

Subsidiaries                        Shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 5% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 5% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, there shall not be included any such entity acquired through foreclosure or any such entity the equity securities of which are owned or controlled in a fiduciary capacity.

Tax or Taxes                        Means any federal, state, county, local, foreign, and other taxes, assessments, charges, fares, and impositions, including interest and penalties thereon or with respect thereto.

1933 Act                            The Securities Act of 1933, as amended.

1934 Act                            The Securities Exchange Act of 1934, as amended.

                                  ARTICLE 15
                                MISCELLANEOUS

         15.1 EXPENSES. Each Party hereto shall bear its own legal, auditing, trustee, investment banking, regulatory and other expenses in connection with this Agreement and the transactions contemplated hereby.

         15.2 BENEFIT. This Agreement shall inure to the benefit of and be binding upon Southern and BancGroup, and their respective successors. This Agreement shall not be assignable by any Party without the prior written consent of the other Party.

         15.3 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with the Laws of the State of Alabama without regard to any conflict of Laws.

         15.4 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original. Each such counterpart shall become effective when one counterpart has been signed by each Party thereto.

         15.5 HEADINGS. The headings of the various articles and sections of this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement or considered in construing the provisions thereof.

         15.6 SEVERABILITY. Any term or provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms and provisions thereof or affecting the validity or enforceability of such provision in any other jurisdiction, and if any term or provision of this Agreement is held by any court of competent jurisdiction to be void, voidable, invalid or unenforceable in any given circumstance or situation, then all other terms and provisions, being severable, shall remain in full force and effect in such circumstance or situation and the said term or provision shall remain valid and in effect in any other circumstances or situation.

         15.7 CONSTRUCTION. Use of the masculine pronoun herein shall be deemed to refer to the feminine and neuter genders and the use of singular references shall be deemed to include the plural and vice versa, as appropriate. No inference in favor of or against any Party shall be drawn from the fact that such Party or such Party's counsel has drafted any portion of this Agreement.

         15.8 RETURN OF INFORMATION. In the event of termination of this Agreement prior to the Effective Date, each Party shall return to the other, without retaining copies thereof, all confidential or non-public documents, work papers and other materials obtained from the other Party in connection with the transactions contemplated in this Agreement and shall keep such information confidential, not disclose such information to any other person or entity, and not use such information in connection with its business.

         15.9 EQUITABLE REMEDIES. The parties hereto agree that, in the event of a breach of this Agreement by either Party, the other Party may be without an adequate remedy at law owing to the unique nature of the contemplated transactions. In recognition thereof, in addition to (and not in lieu of) any remedies at law that may be available to the non-breaching Party, the non-breaching Party shall be entitled to obtain equitable relief, including the remedies of specific performance and injunction, in the event of a breach of this Agreement by the other Party, and no attempt on the part of the non-breaching Party to obtain such equitable relief shall be deemed to constitute an election of remedies by the non-breaching Party that would preclude the non-breaching Party from obtaining any remedies at law to which it would otherwise be entitled.

         15.10 ATTORNEYS' FEES. If any Party hereto shall bring an action at law or in equity to enforce its rights under this Agreement (including an action based upon a misrepresentation or the breach of any warranty, covenant, agreement or obligation contained herein), the prevailing Party in such action shall be entitled to recover from the other Party its costs and expenses incurred in connection with such action (including fees, disbursements and expenses of attorneys and costs of investigation).

         15.11 NO WAIVER. No failure, delay or omission of or by any Party in exercising any right, power or remedy upon any breach or Default of any other Party shall impair any such rights, powers or remedies of the Party not in breach or Default, nor shall it be construed to be a wavier of any such right, power or remedy, or an acquiescence in any similar breach or Default; nor shall any waiver of any single breach or Default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any provisions of this Agreement must be in writing and be executed by the Parties to this Agreement and shall be effective only to the extent specifically set forth in such writing.

         15.12 REMEDIES CUMULATIVE. All remedies provided in this Agreement, by law or otherwise, shall be cumulative and not alternative.

         15.13 ENTIRE CONTRACT. This Agreement and the documents and instruments referred to herein constitute the entire contract between the parties to this Agreement and supersede all other understandings with respect to the subject matter of this Agreement.

         IN WITNESS WHEREOF, Financial and BancGroup have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ATTEST:                                      SOUTHERN BANKING CORPORATION



BY:      Charles W. Brinkley                 BY:     J. Donald Prewitt
         ---------------------------                 --------------------------

ITS:     President & CEO                     ITS:    Chairman
         ---------------------------                 --------------------------


(CORPORATE SEAL)


ATTEST:                                      THE COLONIAL BANCGROUP, INC.

BY:      Teresa Skipper                      BY:     W. Flake Oakley
         ---------------------------                 --------------------------

ITS:     Assistant Secretary                 ITS:    Chief Financial Officer
         ---------------------------                 --------------------------

(CORPORATE SEAL)